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Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-KSB) of Skyline Chili, Inc. of our report dated December 11, 1996, included in the 1996 Annual Report to Shareholders of Skyline Chili, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-17795) pertaining to the Skyline Chili, Inc. 1986 Stock Option Plan, and Registration Statement (Form S-8 No. 33-45297, No. 33-74584, and No. 33-78604) pertaining to the Skyline Chili, Inc. 1990 Stock Option and Stock Incentive Plan of our report dated December 11, 1996, with respect to the consolidated financial statements of Skyline Chili, Inc. incorporated by reference in the Annual Report (10-KSB) for the year ended October 27, 1996.



                                             /s/ Ernst & Young LLP



Cincinnati, Ohio
January 24, 1997